MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS
PCAOB REGISTERED

August 7, 2009

Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549
 U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Northsight Capital, Inc. (the “Company”). We have read the Company’s current report on 8-K dated August 7, 2009 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/S/ Moore & Associates
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501